Filed Pursuant to Rule 433

Registration No. 333-134553

Final Note Terms

15YR NC 2YR Lehman NON-Inversion Note

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings (A1, A+, A+)

Principal Amount:	USD 2,500,000

CUSIP:	52517PR37

Trade Date:	December 29, 2006

Issue Date:	January 12, 2007

Maturity Date:	January 12, 2022, subject to Issuer’s Call Option.

Issue Price:	100.0%

Redemption Price:	100.0%

Coupon:	From the Issue Date to but excluding January 12, 2009:	8.75%

From and including January 12, 2009, to but excluding the Maturity Date:
8.75% x Interest Accrual Factor, subject to a minimum Coupon of 0.00%

Interest Period:

Quarterly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Calculation Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Daycount Basis / Business Day Convention:	Unadjusted modified following 30/360

Interest Payment Dates:	Quarterly on the 12th of each January, April, July and October, starting on April 12, 2007 and ending on the Maturity Date, subject to Issuer’s Call Option

Interest Accrual Factor:

For any Interest Period commencing on or after January 12, 2009, the number of calendar days (including non Business Days) in respect of which SPREAD REF1, SPREAD REF2, and SPREAD REF3 are ALL greater than or equal to 0.00% during that Interest Period divided by the total number of calendar days (including non Business Days) in that Interest Period.

SPREAD REFs:	For any day in an Interest Period commencing on or after January 12, 2009 (subject to the Rate Cut Off):

SPREAD REF1 = 30yr CMS Rate – 2yr CMS Rate

SPREAD REF2 = 30yr CMS Rate – 10yr CMS Rate

SPREAD REF3 = 10yr CMS Rate – 2yr CMS Rate

30yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day.

10yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day.

2yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day.

If the 30yr CMS Rate, 10yr CMS Rate or 2yr CMS Rate does not appear on Reuters Screen ISDAFIX1 on any Business Day during an Interest Period, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006

Rate Cut Off:

SPREAD REF1, SPREAD REF2 or SPREAD REF3 for Saturday, Sunday or a day which is not a Business Day will be SPREAD REF1, SPREAD REF2 or SPREAD REF3, as applicable for the immediately preceding Business Day. SPREAD REF1, SPREAD REF2 and SPREAD REF3 in effect on the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Issuer’s Call Option:

The Issuer has the right on every Interest Payment Date commencing on or after January 12, 2009, provided that the Issuer gives 5 Business Days notice to the investor, to call the Note at the Redemption Price. All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the Note by the Issuer.

Business Days:	New York

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.

Denomination:	US$ 1,000/1,000

U.S. Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006.

Historical Levels of the 30yr CMS Rate, 10yr CMS Rate and 2yr CMS Rate

The following shows for illustrative purposes (a) the 30yr CMS Rate, 10yr CMS Rate and 2yr CMS Rate, and (b) SPREAD REF1 (equal to the 30yr CMS Rate minus the 2yr CMS Rate), SPREAD REF2 (equal to the 30yr CMS Rate minus the 10yr CMS Rate) and SPREAD REF3 (equal to the 10yr CMS Rate minus the 2yr CMS Rate), in each case in effect on the Business Day preceding the Trade Date and on the hypothetical historical Interest Payment Dates listed below; the Coupon payable on any Interest Payment Date for the Notes, however, will be determined based on SPREAD REF1, SPREAD REF2 and SPREAD REF3 in effect on each day during the related Interest Period.  The historical experience of the 30yr CMS Rate, 10yr CMS Rate and 2yr CMS Rate, and their relative relationship, should not be taken as an indication of the future performance of the 30yr CMS Rate, 10yr CMS Rate and 2yr CMS Rate, or their relative relationship, during the term of the Notes.  Fluctuations in the level of the 30yr CMS Rate, 10yr CMS Rate and 2yr CMS Rate, as well as fluctuations in their relative relationship, make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Dates	30yr CMS Rate (in %)	10yr CMS Rate (in %)	2yr CMS Rate (in %)	SPREAD REF1: 30yr CMS Rate – 2yr CMS Rate (in %)	SPREAD REF2: 30yr CMS Rate – 10yr CMS Rate (in %)	SPREAD REF3: 10yr CMS Rate – 2yr CMS Rate (in %)
12/29/2006	5.322	5.190	5.174	0.148	0.132	0.016
10/12/2006	5.472	5.335	5.255	0.217	0.137	0.080
7/12/2006	5.757	5.700	5.631	0.126	0.057	0.069
4/12/2006	5.642	5.516	5.348	0.294	0.126	0.168
1/12/2006	5.072	4.913	4.808	0.264	0.159	0.105
10/12/2005	5.130	4.916	4.659	0.471	0.214	0.257
7/12/2005	4.847	4.568	4.183	0.664	0.279	0.385
4/12/2005	5.174	4.834	4.133	1.041	0.340	0.701
1/12/2005	5.156	4.633	3.581	1.575	0.523	1.052
10/12/2004	5.242	4.553	2.888	2.354	0.689	1.665

7/12/2004	5.557	4.927	2.936	2.621	0.630	1.991
4/12/2004	5.383	4.641	2.215	3.168	0.742	2.426
1/12/2004	5.263	4.448	1.976	3.287	0.815	2.472
10/14/2003	5.568	4.782	2.042	3.526	0.786	2.740
7/14/2003	5.057	4.086	1.554	3.503	0.971	2.532
4/14/2003	5.251	4.420	1.963	3.288	0.831	2.457
1/13/2003	5.410	4.583	2.116	3.294	0.827	2.467
10/15/2002	5.382	4.607	2.434	2.948	0.775	2.173
7/12/2002	5.797	5.112	2.916	2.881	0.685	2.196
4/12/2002	6.236	5.830	3.834	2.402	0.406	1.996
1/14/2002	5.976	5.526	3.154	2.822	0.450	2.372
10/12/2001	5.962	5.373	3.305	2.657	0.589	2.068
7/12/2001	6.446	6.113	4.638	1.808	0.333	1.475
4/12/2001	6.402	6.046	4.927	1.475	0.356	1.119
1/12/2001	6.347	6.141	5.558	0.789	0.206	0.583
10/12/2000	7.040	6.941	6.633	0.407	0.099	0.308
7/12/2000	7.201	7.249	7.127	0.074	-0.048	0.122
4/12/2000	7.255	7.265	7.069	0.186	-0.010	0.196
1/12/2000	7.570	7.465	6.987	0.583	0.105	0.478
10/12/1999	7.120	6.945	6.438	0.682	0.175	0.507
7/12/1999	6.738	6.610	6.023	0.715	0.128	0.587
4/12/1999	6.100	5.816	5.379	0.721	0.284	0.437
1/12/1999	5.913	5.606	5.226	0.687	0.307	0.380
10/13/1998	5.986	5.660	4.846	1.140	0.326	0.814
7/13/1998	6.144	6.020	5.815	0.329	0.124	0.205
4/13/1998	6.327	6.166	5.950	0.377	0.161	0.216
1/12/1998	6.123	5.903	5.567	0.556	0.220	0.336
10/14/1997	6.719	6.526	6.130	0.589	0.193	0.396
7/14/1997	6.868	6.637	6.202	0.666	0.231	0.435
4/14/1997	7.498	7.343	6.786	0.712	0.155	0.557
1/13/1997	7.190	6.952	6.259	0.931	0.238	0.693
10/14/1996	7.242	6.902	6.085	1.157	0.340	0.817
7/12/1996	7.410	7.211	6.498	0.912	0.199	0.713
4/12/1996	7.230	6.947	6.148	1.082	0.283	0.799
1/12/1996	6.538	6.140	5.325	1.213	0.398	0.815
10/12/1995	6.822	6.453	5.918	0.904	0.369	0.535
7/12/1995	6.989	6.477	5.780	1.209	0.512	0.697
4/12/1995	7.818	7.447	6.876	0.942	0.371	0.571
1/12/1995	8.394	8.223	7.990	0.404	0.171	0.233
10/12/1994	8.437	8.079	6.938	1.499	0.358	1.141
7/12/1994	8.264	7.796	6.523	1.741	0.468	1.273
4/12/1994	7.770	7.324	5.701	2.069	0.446	1.623
1/12/1994	6.821	5.896	4.182	2.639	0.925	1.714
10/12/1993	6.610	5.626	3.924	2.686	0.984	1.702
7/12/1993	7.293	6.081	4.157	3.136	1.212	1.924
4/12/1993	7.513	6.284	4.015	3.498	1.229	2.269
1/12/1993	7.829	7.050	4.741	3.088	0.779	2.309
10/12/1992	7.952	6.941	4.348	3.604	1.011	2.593